Exhibit (p)(1)

CODE OF ETHICS

USCF ETF TRUST

USCF ADVISERS LLC

1.	Definitions

(a)	“Access person” means any director, trustee, officer, or advisory person of a Fund or of the Adviser.

(b)	“Adviser” means USCF Advisers LLC.

(c)	“Advisory person” means (i) any director, trustee, officer, or employee of a Fund or the Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to a Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund; and (iii) any supervised person of the Adviser (A) who is involved in making securities recommendations for a Fund, or (B) who has access to such recommendations that are nonpublic, access to nonpublic information regarding a Fund’s purchase or sale of securities, or access to nonpublic information regarding the portfolio holdings of a Fund.

(d)	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(e)	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. An access person may be deemed to have beneficial ownership of securities owned by another person if, by reason of any contract, arrangement, understanding, relationship or otherwise, the access person can share in any profit from the securities. Securities are beneficially owned by a person if they are held by a family member sharing the same household, by a corporation controlled by the access person, or by certain trusts of which the access person is a trustee, beneficiary or settlor.

(f)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. In general, a person is presumed to control a company if he or she beneficially owns, directly or indirectly, more than 25% of the voting securities of the company, and a natural person is presumed not to be controlled by any other person.

(g)	“Covered security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	Shares issued by open-end registered investment companies other than the Funds.

(h)	“Fund” means each series or portfolio of USCF ETF Trust.

(i)	“Independent director” means a director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under Section 4 of this Code solely by reason of being a director or trustee of the Fund.

(j)	“Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(k)	“Investment personnel” of a Fund or the Adviser means: (i) any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations regarding the purchase or sale of securities by the Fund.

(l)	“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of such Act or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(m)	“Portfolio manager” means the person (or one of the persons) primarily responsible for the day-to-day management of the Fund’s portfolio.

(n)	“Purchase or sale of a covered security” includes, among other things, the writing of an option to purchase or sell a covered security.

(o)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

2.	Statement of General Fiduciary Principles

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

•	The interests of Fund shareholders must be placed first at all times;

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Fund and Adviser personnel should not take inappropriate advantage of their positions; and

•	Such personnel should comply with all applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Fund or Adviser personnel from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders.

3.	Substantive Restrictions on Personnel Investing Activities

(a)	Blackout Periods

(1)	No access person shall execute a securities transaction on a day during which, to his knowledge, any Fund has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

(2)	No portfolio manager of a Fund shall buy or sell a security within at least seven calendar days before and after the Fund trades in that security.

(b)	Initial Public Offerings and Limited Offerings

Investment personnel of a Fund or the Adviser must obtain approval from the Fund or Adviser before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

4.	Reporting

(a)	Initial Holdings Reports

(1)	Except as otherwise provided below, every access person shall report to the Fund or Adviser, no later than 10 days after the person becomes an access person, the following information current as of a date no more than 45 days prior to the date the person becomes an access person:

(A)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares (for equity securities) and principal amount (for debt securities) of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

(B)	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

(C)	The date that the report is submitted by the access person.

(2)	An independent director of a Fund need not make an initial holdings report.

(b)	Quarterly Transaction Reports.

(1)	Except as otherwise provided below, every access person shall report to the Fund, no later than 30 days after the end of each calendar quarter, the following information:

(A)	With respect to transactions during the quarter in any covered security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, and the number of shares (for equity securities) and the principal amount (for debt securities) of each covered security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the covered security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the access person.

(B)	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(i)	The name of the broker, dealer or bank with whom the access person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the access person.

(2)	An independent director of a Fund need only report a transaction in a covered security in a quarterly transaction report if such independent director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the independent director, such covered security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

(3)	An access person need not make a quarterly transaction report under this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or Adviser with respect to the access person during the applicable time period, provided that all of the information required by Section 4(b)(1) is contained in the broker trade confirmations or account statements, or in the records of the Fund or Adviser.

(c)	Annual Holdings Reports

(1)	Except as otherwise provided below, not later than August 14 of each year, every access person shall report to the Fund the following information (which must be current as of June 30 of such year).

(A)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares (for equity securities) and principal amount (for debt securities) of each covered security in which the access person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

(C)	The date that the report is submitted by the access person.

(2)	An independent director of a Fund need not make an annual holdings report.

(d)	Exceptions

A person need not make a report under this section with respect to transactions effected for, and covered securities held in, any account over which the person has no direct or indirect influence or control. A person need not make a transaction report under Section 4(b) with respect to purchases of covered securities that are part of an automatic investment plan.

(e)	Disclaimer

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(5)	Administration of the Code of Ethics

(a)	General Rule

The Funds and the Adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

(b)	Distribution to and Acknowledgement by Personnel

All employees of the Funds and supervised persons of the Adviser will be provided with a copy of the Code and any amendments, and will be required to sign a written acknowledgement of their receipt of the Code and any amendments.

(c)	Written Report to Board of Directors/Trustees

No less frequently than annually, the Fund and the Adviser each must furnish to its board of directors/trustees, and the board must consider, a written report that:

(1)	Describes any issues arising under the Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2)	Certifies that the Fund/Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

(d)	Reporting of Violations

All employees of the Funds and supervised persons of the Adviser must promptly report any violations of the Code to the Chief Compliance Officer of the Funds and Adviser.

(e)	Sanctions

Upon discovering a violation of this Code, a Fund or the Adviser, as the case may be, may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.